Exhibit 3.3

AMENDMENT NO. 1 TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

OXFORD AMHERST LLC

This Amendment No. 1 to the Limited Liability Company Operating Agreement (the “Agreement”) of Oxford Amherst LLC (the “LLC”) is entered into effective the 26th day of May, 2015 (“Effective Date”) by AbbVie Inc., a Delaware corporation, the sole member (“Member”) of the LLC.

RECITALS:

A.  Effective March 3, 2015, the LLC was formed under the provisions of the Delaware Limited Liability Company Act (96 Del.C. § 18-101, et. seq.), as amended from time to time, and the Agreement was executed by the Member.

B.  As of the Effective Date, the LLC merged with Pharmacyclics, Inc., a Delaware corporation, with the LLC being the surviving entity under the name Pharmacyclics LLC.

C.  In connection with the aforementioned actions, and pursuant to Section 16 of the Agreement, AbbVie Inc. desires to amend the Agreement to reflect the new name of the LLC.

AMENDMENT:

1.  As of the Effective Date, all references to the name of the Oxford Amherst LLC shall be amended to be “Pharmacyclics LLC”.

2.  The remaining terms and provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment No. 1 to the Limited Liability Operating Agreement as of the Effective Date.

/s/ William J. Chase
AbbVie Inc., sole Member
By:	William J. Chase
Executive Vice President,
Chief Financial Officer